Filed pursuant to Rule 433
November 18, 2009
Relating to Preliminary Prospectus Supplement dated November 18, 2009 to Prospectus Dated May 28, 2009
Registration Statement No. 333-155811

Transatlantic Holdings, Inc.
$350,000,000
8.00% Senior Notes Due 2039
Final Term Sheet, November 18, 2009

Issuer	Transatlantic Holdings, Inc.
Expected Ratings[1]	Baa1 (Moody’s) / BBB+ (Standard & Poor’s) (stable / stable)
Securities	8.00% Senior Notes due 2039
Trade Date	November 18, 2009
Settlement Date (T+3 days)	November 23, 2009
Maturity Date	November 30, 2039
Aggregate Principal Amount	$350,000,000
Price to Investors	97.234%
Net Proceeds	$337,256,500
Coupon	8.00%
Pricing Benchmark	4.500% UST due August 15, 2039
Benchmark Treasury Price and Yield	103-5+; 4.309%
Spread to Benchmark	T+394.1 basis points
Re-offer Yield	8.25%
Interest Payment Dates	Semi-annually on each May 30 and November 30, commencing May 30, 2010 and ending on the Maturity Date
Record Dates	May 14 and November 14 of each year
Day Count Convention	30/360
Denominations	Minimum denominations of $1,000 with increments of $1,000
Make Whole Call Spread	50 basis points
Use of Proceeds	General corporate purposes which, depending on market conditions, may include repurchases of our common stock and our 5.75% Senior Notes due 2015
Joint Bookrunners	Goldman, Sachs & Co. and Wells Fargo Securities, LLC.
CUSIP Number	893521 AB0
ISIN Number	US893521AB05

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-6 of the accompanying preliminary prospectus supplement.

Transatlantic Holdings, Inc. has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Transatlantic Holdings, Inc. has filed with the SEC for more complete information about the Issuer and this offering. You should rely on the prospectus, preliminary prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from Goldman, Sachs & Co. by calling toll free at (866) 471-2526 or Wells Fargo Securities, LLC at 1-800-326-5897.

[1]

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.